Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

GRANDPARENTS.COM, INC.,

VB FUNDING, LLC

AND

each other lender from time to time party hereto

DATED: September 15, 2016

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3.27	Material Contracts	18

ARTICLE IV. Affirmative Covenants		18
4.1	Future Financial Statements	18
4.2	Use of Proceeds	18
4.3	Taxes	19
4.4	Insurance	19
4.5	Litigation	19
4.6	Preservation of Existence, etc	20
4.7	Books and Records	20
4.8	Material Contracts	20
4.9	Inspection Rights	20
4.10	Continue Business	20
4.11	Notices	21
4.12	Environmental Compliance	21
4.13	Further Assurances	21
4.14	Covenant to Guarantee Obligations and Give Security	21

ARTICLE V. Negative Covenants		23
5.1	Borrowed Money	23
5.2	Encumbrances	23
5.3	Guaranties	23
5.4	Sale of Assets	23
5.5	Acquisition or Merger	23
5.6	Ownership Interests	24
5.7	Investments and Loans	24
5.8	Dividends or Distributions	24
5.9	Pricing of Securities	24
5.10	Commissions	24
5.11	AGA Business	24

ARTICLE VI. Default		24
6.1	Events of Default	24
6.2	Effects of an Event of Default	27
6.3	Remedies	27

ARTICLE VII. Expenses and Indemnification		27
7.1	Reimbursement	27
7.2	Indemnity	28

ARTICLE VIII. Other		28
8.1	Notices	28
8.2	Counterparts; Effectiveness	29
8.3	Amendments and Waivers	29
8.4	Delays and Omissions	29
8.5	Successors and Assigns	29
8.6	Entire Understanding	29
8.7	Severability	29
8.8	Force Majeure	29
8.9	Governing Law	30
8.10	Inconsistent Provisions	30

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8.11	Limitation of Liability	30
8.12	Counterparts	30
8.13	Submission to Jurisdiction	30
8.14	Waiver of Venue	31
8.15	Service of Process	31
8.16	Waiver of Jury Trial	31
8.17	Waiver of Consequential Damages, Etc.	31
8.18	Confidentiality	31
8.19	Amendment and Restatement	32

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of September 15, 2016, by and among GRANDPARENTS.COM, INC., a Delaware corporation (“Borrower”), VB FUNDING, LLC, a Delaware limited liability company (together with its participants, successors and assigns, “VB”) and each other lender from time to time party hereto (together with VB, collectively, the “Lender” and each, individually, a “Lender”).

Lender previously provided a $8,000,000 term loan (the “Original Loan”) to Borrower pursuant to that certain Credit Agreement dated as of July 8, 2015 by and between Borrower and Lender (the “Original Credit Agreement”), as evidenced by (among other things) that certain Convertible Promissory Note, dated as of July 8, 2016, in the principal amount of up to $8,000,000 (the “Original Note”).

Borrower has requested that Lender provide additional loan advances to Borrower in the aggregate amount of $2,950,000 (each an “Additional Advance” and collectively, the “Additional Advances”), and Borrower and Lender desire to amend and restate the terms of the Original Credit Agreement to provide therefor, on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. Definitions

1.1           Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“Additional Advance” – as defined in the recitals of this Agreement.

“Affiliate” - any Person who now or hereafter has Control of, or is now or hereafter under common Control with, Borrower or any Subsidiary or over whom or over which Borrower or any Subsidiary now or hereafter has Control.

“AGA” – American Grandparents Association LLC, a Florida limited liability company, a Subsidiary.

“Agreement” - this agreement, including any Exhibit or Schedule hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” - any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing Laws may from time to time be amended, renewed, extended or replaced).

“Business Day” - a day of the year which is neither a Saturday or Sunday nor a legal holiday on which banks are required or authorized by law to close in the State of New York.

“CERCLIS” - the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control of Borrower” means an event or series of events by which (a) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of the board of directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (b) prior to the issuance of the Series D Preferred Stock, Steve Leber and Lee Lazarus shall, at any time, fail to serve on the board of directors or other equivalent governing body of Borrower; or (c) after issuance of the Series D Preferred Stock, any directors appointed by or elected by holders of the Series D Preferred Stock shall not be installed or shall be removed without the consent of the holders of the Series D Preferred Stock.

“Charter Amendment” – as defined in the Preferred Stock SPA.

“Closing” or “Closing Date” - the closing of the transactions provided for in this Agreement, or such other date upon which the parties may agree.

“Collateral Documents” - collectively, any guaranty, security agreement, mortgage, assignment of claims or contracts, and any and all other documents at any time executed and delivered as collateral or security for the Loan, and any and all amendments, restatements, renewals or replacements thereof.

“Common Stock” – as defined in the Common Stock SPA.

“Common Stock SPA” – means that certain Securities Purchase Agreement (Common Stock) of even date herewith by and between Borrower, as issuer, and Lender, as purchaser.

“Constituent Documents” - the certificate of incorporation and by-laws of Borrower.

“Contractual Obligation” - as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” - (a) the power to vote at least 51% of the outstanding shares of any class of stock of a corporation or equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity, (b) the beneficial ownership of at least 51% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any outstanding equity, membership or ownership interest in any other Person.

“Default” - any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” - when used with respect to the Loan or any other unpaid overdue amount owing to Lender under any Loan Document, an interest rate equal to 12.5% per annum, payable in cash upon demand of Lender.

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“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” - all foreign, federal, state, county, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any Governmental Authority with respect thereto.

“Environmental Liability” – any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” - as defined in Article VI of this Agreement.

“Executive Order No. 13224” - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time and consistently applied from period to period.

“Governmental Authority” - the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” – any Subsidiary of the Borrower other than AGA.

“Hazardous Materials” - without limitation, any flammable explosives, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead based paints, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, contaminant, regulated substance, residual waste or related materials as defined in or subject to any Environmental Law, including, without limitation, the following federal statutes and any comparable Connecticut Environmental Laws: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), The Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), The Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq.), The Clean Air Act (42 U.S.C. Sections 7401, et seq.), and/or regulations adopted pursuant to any such Environmental Law.

“Indebtedness” – as defined in Section 5.1 of this Agreement.

“Initial Funding Date” – July 8, 2015.

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“Investment” - as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division or business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRC” – as defined in Section 2.6 of this Agreement.

“Laws” - collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” - any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” - as defined in Section 2.1 of this Agreement.

“Loan Document” and collectively, “Loan Documents” - the Collateral Documents, the Note, and any other document, instrument or agreements executed in connection with the Loan, as may be amended, modified or supplemented from time to time.

“Loan Notice” - a written notice of a request for a Loan, which shall be substantially in the form of Exhibit B hereto.

“Loan Party” – Borrower and each Guarantor (each a “Loan Party” and collectively, the “Loan Parties”)

“Loan Year” – each 12-month period during the term of the Loan, the first of which begins on the date hereof and ends on September 30, 2017, and each succeeding 12-month period thereafter commencing on October 1, 2017.

“Margin Stock” - as defined under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Effect” - a material adverse effect on: (a) the property, assets, financial condition, business or operations of Borrowers and its Subsidiaries, taken as a whole; (b) the ability of Borrower or the Borrower and the other Loan Parties (taken as a whole) to perform any of its or their payment or other obligations, as the case may be, under this Agreement, the Note, or any Collateral Document to which it or they are a party; (c) the legality, validity or enforceability of the obligations of Borrower or any Loan Party under this Agreement, the Note, or any Collateral Document to which it is are a party; or (d) the ability of Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any of the collateral or any of the security for the obligations of Borrower or any Subsidiary to Lender under this Agreement, the Note, or any Collateral Document.

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“Material Contract”- with respect to Borrower, each agreement or contract to which Borrower is a party (a) that involves aggregate consideration payable in any year to or by Borrower of $10,000 or more for purposes of Section 4.8(b) hereof and $50,000 or more for purposes of all other Sections hereof or (b) that is otherwise material to the business, condition (financial or otherwise), operations, performance, or properties of Borrower and/or any of its Subsidiaries.

“Maturity Date” – October 1, 2031, unless such date is otherwise accelerated in accordance with the terms of this Agreement.

“Maximum Accrual” – as defined in Section 2.6 of this Agreement.

“Multiemployer Plan” - any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” - as defined in Section 2.2 of this Agreement.

“NPL” - the National Priorities List under CERCLA.

“Obligations” - all advances to, and debts, liabilities, obligations, covenants and duties of Borrower or any Subsidiary arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Subsidiary or any Affiliate thereof of any proceeding under bankruptcy or any other Laws established for the relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OID” – as defined in Section 2.6 of this Agreement.

“Original Credit Agreement” – as defined in the recitals of this Agreement.

“Original Loan” – as defined in the recitals of this Agreement.

“Original Note” – as defined in the recitals of this Agreement.

“Payment Date” – September 30, 2016 and the last Business Day of each succeeding calendar quarter of Borrower.

“Pension Plan” - any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) with respect to which Borrower or any Subsidiary has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of Section 6.1(i), “Borrower” shall include any trade or business (whether or not incorporated) which, together with Borrower or a Subsidiary, is deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

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“Permitted Indebtedness” means:

(i)          Indebtedness evidenced by capitalized lease obligations and purchase money Indebtedness secured by Liens permitted by clause (v) of the definition of “Permitted Liens”; provided that the aggregate principal amount of all such Indebtedness does not exceed $1,000,000 at any one time outstanding;

(ii)         Indebtedness listed on Schedule 1.1 hereto;

(iii)        Indebtedness under hedging agreements entered into in the ordinary course of business for the purpose of directly mitigating risks anticipated by the Loan Parties and not for purposes of speculation or taking a “market view”;

(iv)       Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business;

(v)        Indebtedness consisting of contingent obligations permitted hereunder;

(vi)       Indebtedness with respect to judgments or awards not constituting an Event of Default under Section 6.01(h);

(vii)      unsecured Indebtedness owing to banks or other financial institutions under credit cards to officers and employees for, and constituting, business related expenses in the ordinary course of business;

(viii)     Indebtedness that is assumed in connection with any acquisition not to exceed $1,000,000; provided that, such Indebtedness was not incurred in contemplation of such acquisition;

(ix)        Unsecured indebtedness of a type not otherwise described above, not to exceed $1,000,000 in the aggregate at any one time outstanding; and

(x)         Any extensions, refinancings or modifications of any of the foregoing (i)-(ix).

“Permitted Liens” means:

(i)          Liens securing the Obligations;

(ii)         Liens listed on Schedule 1.2 hereof;

(iii)        Liens for taxes, assessments and governmental charges the payment of which is not yet due and payable;

(iv)       Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s supplier's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(v)        Liens securing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness on equipment acquired or leased by the Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of, or capital lease obligations pertaining to, such equipment; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower or any of its Subsidiaries, and (B) the purchase money Indebtedness secured by any such Lien is incurred within ninety (90) days after the acquisition of such equipment;

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(vi)       deposits and pledges of cash securing obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance or benefits or other statutory obligations;

(vii)      easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(viii)     any interest or title of a lessor, licensor, sublessor or sublicensor under any lease or license not prohibited by this Agreement;

(ix)        any attachment or judgment lien arising solely as a result of judgments or awards that do not constitute an Event of Default hereunder;

(x)         Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code; and

(xi)        Liens (including the right of setoff) in favor of a bank or other depository institution encumbering deposits granted in the ordinary course of business.

“Permitted Payments” means

(i)          any Subsidiary of the Borrower may pay dividends to the Borrower or any Subsidiary of the Borrower;

(ii)         Borrower may pay dividends in the form of capital stock or cash generally to all holders of common stock in Borrower;

(iii)        except as limited elsewhere in this Agreement, payment of reasonable and customary directors’ fees and expenses and indemnities; and

(iv)        other payments, distributions or repurchases to unaffiliated third parties which are not management, officers or employees of Borrower or any Subsidiary, not to exceed $1,000,000 in the aggregate during the term of the Loan.

“Person” - any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

“Preferred Stock SPA” – means that certain Securities Purchase Agreement (Series D Preferred Stock) of even date herewith by and between Borrower, as issuer, and Lender, as purchaser.

“Reportable Event” - any event with regard to a Pension Plan described in Section 4043(b) of ERISA, or in Regulations issued thereunder.

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“Responsible Officer” - the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer, assistant treasurer or secretary of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restatement Advance” – as defined in Section 2.3(b) of this Agreement.

“Restatement Date” – The date of this Agreement.

“Series D Preferred Stock” – as defined in the Preferred Stock SPA.

“Subsidiary” - any corporation, partnership, limited liability company or other entity, association or organization of which Borrower has Control, or of which at least 51% of the voting interests is owned by Borrower, directly, or indirectly through one or more Subsidiaries.

“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“VB” – as defined in the recitals of this Agreement.

1.2         Accounting Terms. All accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with GAAP.

1.3         UCC Definitions. Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of New York.

ARTICLE II. Term Loan Facility

2.1         Term Loan. As of the date hereof, immediately prior to giving effect to this Agreement and the Additional Advances, the outstanding principal balance of the Original Loan (inclusive of all accrued “paid in kind” interest under Section 2.5(b) of the Original Credit Agreement) was $8,425,083.32. Subject to the terms and conditions set forth herein, Lender agrees to amend and restate the Original Loan and increase the principal balance of the Original Loan in the amount of the Additional Advances so that the aggregate principal amount of the Original Loan, together with the Additional Advances, shall be $11,375,083.32 (collectively, the “Loan”). Borrower may borrow under this Section 2.1 and Section 2.3, and prepay under Section 2.10. Amounts borrowed may not be reborrowed once repaid.

2.2         The Note. The Loan shall be evidenced by an amended and restated note (as amended and in effect from time to time, the “Note”) executed by Borrower, and payable as provided in this Agreement.

2.3         Advances of the Loan.

(a)          The Original Loan was fully advanced under the Original Credit Agreement and shall be repaid in accordance with this Agreement.

(b)          The Additional Advance shall be advanced in two disbursements:

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(i)          An advance in the principal amount of $950,000.00 (the “Restatement Advance”) shall be disbursed by Lender as of the date hereof upon Borrower’s satisfaction of all of Lender’s conditions precedent to the Loan closing set forth in Section 2.4 below, as determined in Lender’s sole discretion.

(ii)         Subsequent advances shall be in an amount elected by Borrower, which, except for the final Additional Advance, must be in a minimum amount of $1,000,000 (or if the available balance of the commitment hereunder is less than $1,000,000, such balance) unless otherwise agreed to by Lender, and shall be disbursed upon Borrower’s irrevocable Loan Notice to Lender, which may be given by a Responsible Officer of Borrower. The Loan Notice must be received by Lender not later than 11:00 a.m. ten (10) Business Days (and not more than thirty (30) Business Days) prior to the requested date of an Additional Advance. The Loan Notice shall be on letterhead of Borrower and reference the wiring instructions for the account into which such proceeds are to be deposited and shall specify the requested date of the borrowing of an Additional Advance (which shall be a Business Day). Following receipt of the Loan Notice and satisfaction of all conditions specified in Section 2.5, Lender shall make the principal amount thereof available to Borrower by funding such Additional Advance via wire transfer of immediately available U.S. Federal funds.

2.4         Conditions to Restatement Advance. The obligation of Lender to disburse the Restatement Advance is subject to the following conditions precedent:

(a)          The representations and warranties of Borrower contained in Article III or any other Loan Document shall have been true and correct on and as of the date hereof (or such other date as specified in such representation or warranty).

(b)          No Default or Event of Default shall exist, or would result from the proposed Restatement Advance or from the application of the proceeds thereof.

(c)          Borrower and Lender or its Affiliates shall have entered into the Common Stock SPA.

(d)          Borrower and Lender or its Affiliates shall have entered into the Preferred Stock SPA.

(e)          The number of the directorships of the Borrower shall be fixed at seven (7) directors and all persons serving as Directors must be acceptable to Lenders.

(f)          Lender shall have received such other approvals, opinions or documents as it may reasonably request.

2.5         Conditions to Additional Advances. The obligation of Lender to honor the Loan Notice and disburse further Additional Advances (other than the Restatement Advance) is subject to the following conditions precedent:

(a)          The representations and warranties of Borrower contained in Article III or any other Loan Document shall have been true and correct on and as of the date hereof (or such other date as specified in such representation or warranty) and shall be remain true when re-made pursuant to the Loan Notice as of the date of each Additional Advance.

(b)          No Default or Event of Default shall exist, or would result from the proposed Additional Advance or from the application of the proceeds thereof.

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(c)          Lender shall have received the Loan Notice in accordance with the requirements hereof.

(d)          Lender shall have received a copy of the Charter Amendment pursuant to the terms hereof.

(e)          Borrower shall have issued the Series D Preferred Stock and Lender and Borrower shall have consummated the purchase and sale of the Series D Preferred Stock, as more particularly described in the Preferred Stock SPA.

(f)          Lender shall have received such other approvals, opinions or documents as it may reasonably request.

(g)          The Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 2.5(a) and 2.5(b) have been satisfied on and as of the date of each Additional Advance.

2.6         Interest.

(a)          Interest Payable Prior to Restatement Date. From the Initial Funding Date through but not including the Restatement Date, interest accrued on the Loan was due and payable pursuant to Original Credit Agreement. From and after the Restatement Date, interest accruing on the Loan shall be due and payable as provided herein. Notwithstanding the foregoing, the interest payable in cash that has accrued under the Original Loan Agreement and remains unpaid as of the Restatement Date shall be paid on September 30, 2016, or deducted from the net proceeds due the Borrower from the Restatement Advance.

(b)          Interest Payable in Cash. The interest accruing on the Loan shall be due and payable in arrears, in cash, on each Payment Date and at such other times as may be specified herein. Subject to the provisions of Section 2.7, the Loan shall bear interest on the outstanding principal amount thereof as follows:

(i)          one percent (1%) for the first Loan Year;

(ii)         two percent (2%) for the second Loan Year;

(iii)        three percent (3%) for the third Loan Year;

(iv)        twelve percent (12%) for the fourth Loan Year; and

(v)         fifteen percent (15%) thereafter, in each case, subject to the maximum amount permitted by law.

(c)          AHYDO Catch-Up.           Notwithstanding anything to the contrary contained herein, if (i) the Loan remains outstanding after the fifth anniversary of the Closing Date and (ii) the aggregate amount of the accrued but unpaid interest on the Loan (including any amounts treated as interest for federal income tax purposes, such as original issue discount (“OID”)) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Note (including any amounts treated as interest for federal income tax purposes, such as OID) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Borrower to the Lender (or any subsequent holder of the Note) on such Testing Date, it being the intent of the parties hereto that the deductibility of interest on the Loan shall not be limited or deferred by reason of Section 163(i) of the Internal Revenue Code of 1986, as amended (the “IRC”). For these purposes, the “Maximum Accrual” is an amount equal to the product of the Loan’s issue price (as defined in IRC Sections 1273(b) and 1274(a)) and its yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of IRC Section 1272(a)(5)) closes.

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2.7         Default Rate. If any amount payable by Borrower under any Loan Document is not paid when due (with regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate. While any Event of Default exists and is continuing, Borrower shall pay interest on the outstanding principal amount of the Loan at a rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. If interest on the outstanding principal amount of the Loan is payable at the Default Rate, then the amount of interest payable exceeding a fixed rate per annum of five percent (5.00%) shall be payable in cash on each Payment Date (or at such other times as may be specified herein), and not in kind.

2.8         Late Charge. Borrower shall pay to Lender a late charge equal to five percent (5%) of each payment of principal and/or interest not paid within ten (10) days of the due date thereof to cover the expenses to Lender resulting from such delinquent payment.

2.9         Repayment of Loan. Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of the Loan outstanding on such date.

2.10       Optional Prepayments. Borrower may, at any time and from time to time, voluntarily prepay the Loan in whole or in part, at any time prior to the Maturity Date, such prepayment to be payable in cash. In the event the Loan is prepaid for any reason or is accelerated due to an Event of Default, an amount shall become immediately due and payable by Borrower to Lender equal to all of the interest that would have accrued on the Loan through and including the Maturity Date (absent such prepayment or acceleration).

2.11       Computation of Interest and Fees. All computations of fees and interest shall be calculated daily on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12       Evidence of Debt. The extensions of the Loan made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of such extensions made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of Borrower hereunder to pay any amount owing with respect to the Loan.

2.13       Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender in U.S. Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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ARTICLE III. Representations and Warranties

Borrower hereby makes the following representations and warranties as of the date hereof and as of the date of the Additional Advance.

3.1         Good Standing and Authority. Borrower is a corporation, duly organized, and validly existing, and in good standing under the laws of the State of Delaware. Each Subsidiary is a limited liability company, duly organized, and validly existing, and in good standing under the laws of the State of Florida. Borrower and each Subsidiary has all necessary power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each other jurisdiction in which the conduct of such business requires such licensing or such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Borrower and each Guarantor has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, the Note, the Collateral Documents and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary action by Borrower and each Guarantor.

3.2         Valid and Binding Obligation. This Agreement, the Collateral Documents, the Note, and any other document executed in connection herewith constitute the legal, valid and binding obligations of Borrower and each Guarantor, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditor’s rights generally.

3.3         Good Title. Borrower and each Subsidiary has good and marketable title to all of its material assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as otherwise permitted herein.

3.4         Reserved.

3.5         No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person, which has not been obtained or made, is required in connection with the valid execution, delivery or performance of this Agreement, the Note, the Collateral Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby, other than filings and recordings in connection with the Collateral Documents.

3.6         No Violations. Neither Borrower nor any Subsidiary is in violation of any term of its Constituent Documents, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money which would be an Event of Default hereunder. Neither Borrower nor any Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither Borrower nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction. To Borrower’s best knowledge, neither Borrower nor any Subsidiary is in violation of any statute, rule or regulation of any competent Governmental Authority, the violation of which would have a Material Adverse Effect. The execution and delivery of this Agreement, the Note, the Collateral Documents and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of Lender. There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (other than general economic conditions) which does, or in the future could, have a Material Adverse Effect.

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3.7         ERISA Matters. Except in compliance with all applicable Laws, no Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; neither Borrower nor any Subsidiary has withdrawn from any Pension Plan, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither Borrower nor any Subsidiary has incurred any withdrawal liability to any Pension Plan; neither Borrower nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred; and no Pension Plan or other “employee pension benefit plan” as defined in Section 3 of ERISA to which Borrower or any Subsidiary is a party has an “accumulated funding deficiency.” Each Pension Plan and each other “employee benefit plan” as defined in Section 3(2) of ERISA to which Borrower or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code.

3.8         Financial Statements; No Material Adverse Effect; and Solvency.

(a)          Borrower has made available to Lender a true, correct and complete copy of Borrower’s and its Subsidiaries’ consolidated 10-K annual report for the period ending December 31, 2015 and a true, correct and complete copy of Borrower’s and its subsidiaries’ most recent consolidated 10-Q quarterly report for the period ending June 30, 2016. The foregoing financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and indebtedness.

(b)          Schedule 1.1 sets forth all indebtedness for borrowed money evidenced by a promissory note of Borrower and its Subsidiaries as of the Closing Date, as well as any other material indebtedness for borrowed money and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the Closing Date, including liabilities for taxes, material commitments and indebtedness. True, correct and complete copies of all documents, instruments or agreements evidencing the indebtedness set forth on Schedule 1.1 have been delivered to Lender.

(c)          Except as set forth in Schedule 3.8(b), as of the Closing Date: (i) there is no outstanding or authorized subscription, warrant, option, or other right, commitment or arrangement (written or oral, or contingent or otherwise) to which Borrower or any Subsidiary is a party or by which it is bound, to purchase or acquire any shares of, or any security directly or indirectly convertible in or exchangeable or exercisable for, any capital stock of Borrower or any Subsidiary, (ii) neither Borrower nor any of its Subsidiaries has any obligation (contingent or otherwise) to issue any warrants, options or other commitments or arrangements to issue or distribute to holders of any shares of its capital stock, any evidences of indebtedness, or assets of Borrower or such Subsidiary, (iii) neither Borrower nor any Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no voting agreements or similar arrangements among Borrower or any Subsidiary or any of their respective stockholders.

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(d)          Since the date of the financial statements described in paragraph (a) above, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(e)          Neither Borrower nor any Subsidiary, on a consolidated basis, is insolvent as defined in any applicable state or federal statute, nor will Borrower or any Subsidiary, on a consolidated basis, be rendered insolvent by the execution and delivery of this Agreement, the Note or any of the Collateral Documents to Lender. Immediately after giving effect to the making of each of the Initial Advance and the Additional Advance hereunder, Borrower and its Subsidiaries, on a consolidated basis, reasonably expect to (i) be able to pay their debts as they become due, (ii) have funds and capital sufficient to carry on their business and all businesses in which they are about to engage, and (iii) own property having a value at both fair valuation and at fair salable value greater than the amount required to pay its debts as they become due.

3.9         Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) except as set forth on Schedule 3.9 hereto, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

3.10       No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

3.11       Ownership of Property; Liens, etc..

(a)          Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          As of the date hereof, Schedule 3.11(b) sets forth a complete and accurate list of all Liens on the property or assets of Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of Borrower or such Subsidiary subject thereto. The property of Borrower and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

(c)          As of the date hereof, neither Borrower nor any Subsidiary owns any real property.

(d)          As of the date hereof, Schedule 3.11(d) sets forth a complete and accurate list of all leases of real property under which Borrower or any Subsidiary is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms and neither Borrower nor any Subsidiary is a party to any lease of real property under which Borrower or any Subsidiary is the lessor.

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3.12       Environmental Compliance.

(a)          Borrower and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 3.12, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Except as otherwise set forth in Schedule 3.12, none of the properties currently or formerly owned or operated by Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by Borrower or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by Borrower or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by Borrower or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by Borrower or any of its Subsidiaries.

(c)          Except as otherwise set forth on Schedule 3.12, neither Borrower nor any of its Subsidiaries nor any other potentially responsible party is undertaking or will be undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any property owned, leased or operated by such parties, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to Borrower or any of its Subsidiaries.

3.13       Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates. As of the date hereof, the certificate attached in Schedule 3.13 identifies all insurance coverage maintained by Borrower and its Subsidiaries, and such other information contained in such certificate is true and correct in all respects.

3.14       Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary thereof that would, if made, be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement. Borrower and each of its Subsidiaries maintain adequate reserves for the payment of payment of any sales or use tax obligations in each jurisdiction where Borrower or such Subsidiary is required to pay such taxes.

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3.15       Subsidiaries; Equity Interests. As of the date hereof, Borrower has no Subsidiaries other than those specifically disclosed in of Schedule 3.15(a), and all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by Borrower free and clear of all Liens. As of the date hereof, Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.15(b). The Constituent Documents of Borrower and each amendment thereto provided to Lender is a true and correct copy of each such document, each of which is valid and in full force and effect.

3.16       Margin Regulations; Investment Company Act; Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; neither Borrower nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it subject to regulation as an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

3.17       Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, a breach of which would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified, supplemented or updated by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not material misleading; provided that, it is understood and agreed that any projections provided in connection herewith are by their nature presumptive, subject to significant uncertainties and contingent on a wide range of factors, any of which are beyond the control of the Borrower and its Subsidiaries, and that no assurance can be given that any of the projections will be realized and actual results may vary significantly.

3.18       Compliance with Laws. Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.19       Intellectual Property; Licenses, Etc.

(a)          Borrower and its Subsidiaries own, or possess the right to use, any and all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “Intellectual Property”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, other than as disclosed on Schedule 3.19(a). As of the date hereof, Schedule 3.19(a) hereto is a complete description of all Intellectual Property. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing against Borrower or any Subsidiary thereof is pending or, to the knowledge of Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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(b)          Borrower and its Subsidiaries has all requisite power and authority and all necessary licenses, permits and approvals (collectively, “Permits”) to engage in and to otherwise carry on its businesses as now conducted, except for any such licenses, permits and approvals, the failure of which to obtain or maintain would not, individually or in the aggregate, have a Materially Adverse Effect. As of the date hereof, set forth in Schedule 3.19(b) hereto is a complete description of all Permits. Each Permit is validly issued and in full force and effect, and Borrower and each of its Subsidiaries, as applicable, has fulfilled and performed all of its obligations with respect thereto. No event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation or termination of any Permit, or (ii) materially and adversely affects or in the future would reasonably be expected to materially adversely affect any of the rights of Borrower or any of its Subsidiaries thereunder.

3.20       Perfection of Security Interest. The Collateral and Lender’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. Borrower is the owner of the Collateral free from any Lien and any other claim or demand, and, except for Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of any of Borrower or its Subsidiaries or any rights relating thereto.

3.21       Casualty Events. Neither the businesses nor the properties of Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.22       Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower or any of its Subsidiaries as of the Closing Date and neither Borrower nor any Subsidiary of Borrower has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which, in each case, would reasonably be expected to have a Material Adverse Effect.

3.23       Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of Lender a legal, valid and enforceable first priority Lien on all right, title and interest of Borrower and the Guarantors in the Collateral described therein, in each case subject to Permitted Liens.

3.24       Certain Transactions. None of the current or former officers, directors or employees of Borrower or any Subsidiary (or any partnership, trust or other entity in which such person has a substantial interest or is also an officer, director, trustee or partner) is presently a party to any transaction with Borrower or any Subsidiary (other than for services as employees, officers and directors), unless the same is on a third-party, arms’ length basis and is not otherwise prohibited by the Loan Documents.

3.25       Accounts. As of the date hereof, Schedule 3.25 sets forth the account numbers and locations of all bank accounts and securities accounts of Borrower and its Subsidiaries.

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3.26       Prohibited Person Compliance. Borrower warrants, represents and covenants that neither Borrower nor any Subsidiary nor any of their respective Affiliates is or will be a Person (a) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons,” (c) who commits, threatens to commit or supports “terrorism,” as defined in Executive Order No. 13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts (a) – (d) above are herein referred to as a “Prohibited Person”). Borrower covenants and agrees that neither Borrower, nor any Subsidiary nor any of their respective Affiliates will knowingly (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224. Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming each such representation.

3.27       Material Contracts. Schedule 3.27 sets forth all Material Contracts of Borrower and its Subsidiaries as of the Closing Date. Other than as specified on Schedule 3.27, all Material Contracts are in full force and effect with no default thereunder by any party thereto. To Borrower’s knowledge, no party has any claim or right of offset to its obligations under any Material Contract, other than as specified on Schedule 3.27. True, correct and complete copies of all Material Contracts in effect as of the Closing Date have been delivered to Lender (or made available to Lender on EDGAR under Borrower’s Central Index Key (CIK) of 0001020475).

ARTICLE IV. Affirmative Covenants

Borrower covenants and agrees, and shall cause each Subsidiary to covenant and agree, so long as any Obligations (other than any contingent indemnification obligations not then due and owing) remain outstanding, to:

4.1         Future Financial Statements. In accordance with and not in violation of any Applicable Laws (including rules and regulations of the Securities and Exchange Commission), furnish to Lender or cause to be furnished to Lender upon request, unless otherwise publicly available:

(a)          Public Filings. Copies of all financial information, reports and other filings made with the Securities and Exchange Commission, contemporaneously upon filing of the same.

(b)          Tax Returns. As soon as available, and in any event within thirty (30) days after the filing of the same, signed copies of all federal and state tax returns of Borrower, including all related schedules and forms, for the requested fiscal year(s), all in reasonable detail and scope and certified by Borrower’s chief financial officer.

(c)          Other Financial Information. Within fifteen (15) days following Lender’s request therefor, such other financial information as reasonably requested by Lender and permitted by law to be disclosed.

4.2         Use of Proceeds. Use the proceeds of the Loan for working capital and general corporate purposes as more particularly set forth on Schedule 4.2 hereof only, as the same may be amended with Lender’s prior written consent. In no event shall any of Borrower’s or its Subsidiaries’ existing indebtedness evidenced by a promissory note be repaid using proceeds of the Loan, other than any interest accrued but not yet paid on the Original Loan as of the Restatement Date.

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4.3         Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits. Nothing herein shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and Borrower has established an adequate reserve for any such expense.

4.4         Insurance.

(a)          Keep all its property so insurable insured at all times with financially sound and reputable insurers against fire, theft and other risks (including, if required, flood) in coverage, form and amount reasonably satisfactory to Lender and as is customary in the case of other Persons engaged in the same or similar business or having similar properties similarly situated. Such insurance shall be in such minimum amounts that Borrower or any Subsidiary will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to Lender. In addition, all such insurance shall be payable to Lender as loss payee under a “standard” or “New York” loss payee clause. Without limiting the foregoing, Borrower will (a) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, and (b) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of Borrower; and business interruption insurance.

(b)          Keep adequately insured at all times with financially sound and reputable insurers all coverage required under applicable worker’s compensation Laws.

(c)          Promptly deliver to Lender certificates of insurance in form and content acceptable to Lender for any of those insurance policies required to be carried by Borrower pursuant hereto which shall be in the name of Lender and its successors and/or assigns, with appropriate endorsements designating Lender as additional insured and mortgagee or lender loss payee, or both, as requested by Lender.

(d)          Cause each policy of insurance to provide for at least thirty (30) days prior written cancellation notice to Lender.

4.5         Litigation. Promptly notify Lender in writing as soon as Borrower has knowledge thereof, and furnish or cause to be furnished to Lender such information regarding the same as Lender may request of (a) the institution or filing of any litigation, action, suit, claim or counterclaim to which Borrower is a party, or (b) any administrative proceeding against, or investigation of, Borrower by or before any regulatory body or governmental agency, in each case, where (i) the outcome of such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation would reasonably be expected to have a Material Adverse Effect, or (ii) such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation questions the validity of this Agreement, the Note, or the Collateral Documents, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to Lender such information regarding the same as Lender may reasonably request.

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4.6         Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all Permits and all other rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew any and all of its registered Intellectual Property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect, and (d) preserve and renew grandparents.com and all other domain name registrations and uniform resource locators, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

4.7         Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be, and at all times engage Eisner Amper LLC or another nationally recognized certified public accountant reasonably satisfactory to the Lender as the independent certified public accountants of Borrower and not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of Borrower and the appointment in such capacity of a successor firm as shall be satisfactory to Lender.

4.8         Material Contracts.

(a)          Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect to the extent Borrower’s actions thereunder are required to do so, enforce each such Material Contract in accordance with its terms. No Material Contract shall be voided, terminated, amended, restated, modified or otherwise altered without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists. Notwithstanding the foregoing, any Material Contract existing as of the date hereof or hereafter existing with Lender’s consent under paragraph (b) below (i) may be amended without the prior written consent of Lender so long as such amendment does not increase the obligations of Borrower thereunder, and (ii) may be terminated so long as such termination is without any termination fee or other penalty.

(b)          No new Material Contract shall be entered into or otherwise made by Borrower without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.

4.9           Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, managers and independent public accountants, all at the expense of Lender and at such reasonable times during normal business hours up to two times per calendar year, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time and without advance notice.

4.10       Continue Business. Engage only in the business conducted by it on the date of this Agreement and other businesses reasonably related or incidental thereto.

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4.11       Notices. Promptly notify Lender in writing of the occurrence of (a) any Event of Default or any act or condition, which, the giving of notice or the passage of time might become an Event of Default; and (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation (including, without limitation, under any Material Contract) of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

4.12       Environmental Compliance.

(a)          Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all Environmental Laws; and (ii) not suffer, cause or permit any material disposal of Hazardous Materials at any property owned, leased or operated by it or any Subsidiary except in accordance with applicable Environmental Laws.

(b)          Upon discovery by Borrower, promptly notify Lender in the event of the disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

(c)          Deliver promptly to Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower or any Subsidiary.

4.13       Further Assurances. Promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

4.14       Covenant to Guarantee Obligations and Give Security.

(a)          Upon the formation or acquisition of any new direct or indirect Subsidiary (other than AGA), Borrower shall, at the Borrower’s expense:

(i)          within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to Lender a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Lender, guaranteeing Borrower’s obligations under the Loan Documents;

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(ii)         within 10 days after such formation or acquisition, furnish to Lender a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to Lender;

(iii)        within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to Lender deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, security agreement supplements, trademark assignments and other security and pledge agreements, as specified by and in form and substance satisfactory to Lender, securing payment of all the Obligations;

(iv)        within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action may be reasonably necessary or advisable in the opinion of Lender to vest in Lender valid and subsisting Liens on the properties to be subject to security interest delivered pursuant to this Section 4.14, enforceable against all third parties in accordance with their terms; and

(v)         within 60 days after such formation or acquisition, deliver to the Lender, upon the request of the Lender in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for Borrower and its Subsidiaries acceptable to Lender as to such matters as Lender may reasonably request.

(b)          Upon the acquisition of any property by Borrower or any Subsidiary (other than AGA), whether real, personal or otherwise, if such property, in the reasonable judgment of Lender, shall not already be subject to a perfected first priority security interest in favor of Lender, then Borrower shall, at Borrower’s expense:

(i)          within 10 days after such acquisition, furnish to Lender a description of the property so acquired in detail reasonably satisfactory to Lender; and

(ii)         within 15 days after such acquisition, cause Borrower or the applicable Subsidiary to duly execute and deliver to Lender the appropriate security and pledge instruments and agreement, as specified by and in form and substance satisfactory to Lender, securing payment of all the Obligations and constituting Liens on all such properties;

(iii)        within 30 days after such acquisition, cause Borrower or the applicable Subsidiary to take whatever action may be necessary or advisable in the opinion of Lender to vest in Lender valid and subsisting first priority Liens on such property, enforceable against all third parties; and

(iv)        within 60 days after such acquisition, deliver to the Lender, upon the request of Lender in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for Borrower and the Subsidiaries acceptable to Lender as to such matters as the Lender may reasonably request.

(c)          Upon the request of Lender following the occurrence and during the continuance of an Event of Default, Borrower shall, at Borrower’s expense:

(i)          within 10 days after such request, furnish to the Lender a description of the real and personal properties of Borrower and the Subsidiaries in detail satisfactory to Lender;

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(ii)         within 15 days after such request, duly execute and deliver, and cause each Subsidiary to duly execute and deliver, to Lender all security and pledge instruments and agreements as specified by and in form and substance satisfactory to Lender, securing payment of the Obligations and constituting Liens on all such properties,

(iii)        within 30 days after such request, take, and cause each Subsidiary to take, whatever action may be necessary or advisable in the opinion of Lender to vest in Lender valid and subsisting first priority Liens on such property, enforceable against all third parties;

(iv)        within 60 days after such acquisition, deliver to the Lender, upon the request of Lender in its sole discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for Borrower and the Subsidiaries acceptable to Lender as to such matters as the Lender may reasonably request; and

(v)         Upon request of Lender at any time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such security and pledge instruments and agreements.

ARTICLE V. Negative Covenants

Borrower, without the prior written consent of Lender, covenants and agrees (and shall cause each Subsidiary to covenant and agree) that so long as any Obligations (other than contingent indemnification obligations not then due and owing) remain outstanding, it will not:

5.1         Borrowed Money. Except for Permitted Indebtedness, create, incur, assume or suffer to exist any liability for borrowed money, purchase money indebtedness or capitalized lease obligations (each such liability, “Indebtedness”).

5.2         Encumbrances. Except for Permitted Liens, create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired.

5.3         Guaranties. Except for obligations with respect to Permitted Indebtedness, become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

5.4         Sale of Assets. Dispose, convey, sell, transfer, lease, or sell and lease back, all or any portion of its property, assets, or business to any other Person except: (a) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) dispositions of inventory in the ordinary course of business; and (c) dispositions of equipment in the ordinary course of business.

5.5         Acquisition or Merger. Merge, consolidate, dissolve, or liquidate with or into any other Person or into any joint venture or partnership with any other Person.

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5.6         Ownership Interests. Purchase, redeem, acquire or retire any of Borrower’s ownership interests whether such interests are in the form of stock, partnership or limited partnership interests, limited liability company units or other ownership interests.

5.7         Investments and Loans. Make or suffer to exist any Investments in, or loans or advances to, any other Person except (a) deposits, prepayments, advance payments or deposits against purchases made in the ordinary course of Borrower’s regular business; (b) direct obligations to the United States of America; (c) any existing Investments in, or existing advances to, any Affiliate or Subsidiary; (d) temporary advances to employees to cover expenses incurred in the ordinary course of Borrower’s business; (e) loans and advances to officers, directors and employees on third-party, arms’ length terms and other Investments, loans or advances, not to exceed $1,000,000.00 in the aggregate at any time.

5.8         Dividends or Distributions. Except for Permitted Payments, pay, make or declare, directly or indirectly, any dividends or distributions on account of the capital stock of Borrower (including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such stock or other equity interest, or on account of any return of capital), or incur any obligation (contingent or otherwise) to do so.

5.9         Pricing of Securities. (a) Reduce the pricing of any existing subscription, warrant, option, or other right, commitment or arrangement (written or oral, or contingent or otherwise) to purchase or acquire any shares of, or any security directly or indirectly convertible in or exchangeable or exercisable for, any capital stock of Borrower or any Subsidiary without Lender’s prior written consent; and (b) issue, sell, grant or enter into any new, replacement or supplemental subscription, warrant, option, or other right, commitment or arrangement (written or oral, or contingent or otherwise) to purchase or acquire any shares of, or any security directly or indirectly convertible in or exchangeable or exercisable for, any capital stock of Borrower or any Subsidiary.

5.10       Commissions. Engage, hire, employ or pay any brokers, investment bankers, consultants or other professionals, or any director, officer or employee of Borrower or any Subsidiary, or any other Person, in connection with the solicitation, obtaining, raising, negotiating or borrowing of any loan, credit facility, raising of capital or other financing or capital transaction, including, without limitation, the Loan.

5.11       AGA Business.

(a)          Cause or permit AGA to acquire any property or asset (including as holder of any loan) having a value in excess of $1,000,000, excluding any deposit account exclusively holding member dues.

(b)          Cause or permit AGA to withhold its customer data with Borrower at all times during the term of the Loan.

(c)          Cause or permit AGA to engage in any line of business or provide any service, except to the extent such business or service is provided to AGA’s customers indirectly by Borrower or another Subsidiary, acting through contractual agreement with AGA.

ARTICLE VI. Default

6.1         Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default”, or, collectively, “Events of Default”):

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(a)          Nonpayment. Borrower or any Guarantor fails to pay within three (3) Business Days of when due (pursuant to the terms of the Note or this Agreement) whether by acceleration or otherwise (i) principal of the Loan or (ii) interest on, or any fee or premium provided for hereunder or in the Note or any other Loan Document, provided, such three (3) Business Day grace period shall not be applicable to the payment required on the Maturity Date.

(b)          Negative Covenants. Borrower or any Subsidiary fails to perform, observe of comply with any of the covenants or agreements contained in Article V of this Agreement.

(c)          Other Covenants. Borrower or any Subsidiary fails to perform, observe or comply with any of the covenants or agreements contained in this Agreement, other than in Article V, or in any other agreement with Lender or any of Lender’s Affiliates (whether or not related to the Loan), which is not remedied within thirty (30) days after occurrence thereof.

(d)          Voluntary Insolvency Proceedings. Borrower or any Subsidiary (i) files a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other similar relief under the bankruptcy, insolvency or similar Laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) consents to the filing of a petition in any bankruptcy, liquidation, reorganization or insolvency proceeding; (iii) makes a general assignment for the benefit of creditors; (iv) consents to the appointment of a receiver or trustee for Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (v) makes any, or sends notice of any intended, bulk sale; or (vi) executes a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower or any Subsidiary.

(e)          Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar Laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower or any Subsidiary, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution.

(f)          Representations. Any certificate, statement, representation, warranty or financial statement furnished by or on behalf of Borrower or any Subsidiary pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein), the Note, any other Loan Document, or as an inducement to Lender or any of Lender’s Affiliates to enter into this Agreement or the Note proves to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any material contingent or unliquidated liability or claim against Borrower or any Subsidiary, or on the date of the execution of this Agreement there is any materially adverse change in any of the facts disclosed by any such statement or certificate, which change is not disclosed by Borrower or any Subsidiary to Lender at or prior to the time of such execution.

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(g)          Other Indebtedness and Agreements. Borrower or any Subsidiary fails to pay any Indebtedness with principal amount in excess of $100,000 owing by Borrower or any Subsidiary when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or Borrower or any Subsidiary fails to perform or observe any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Indebtedness owing by Borrower or any Subsidiary when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Indebtedness.

(h)          Judgments. Any judgment or judgments in excess of $100,000 (other than any judgment for which Borrower or any Subsidiary is insured) against Borrower or any Subsidiary remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more.

(i)          Pension Default. Any Reportable Event which Lender determines constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan occurs and continues for 30 days or more after written notice thereof to Borrower or any Subsidiary by Lender; or the PBGC institutes proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee is appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan is terminated; or Borrower or any Subsidiary withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or Borrower or any Subsidiary fails to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Internal Revenue Code or Section 303 of ERISA.

(j)          Challenge to Collateral Documents and Series D Preferred Stock. Borrower or any Subsidiary, directly or indirectly, challenges, or indicates its intention to challenge, the validity and binding effect of any provision of the Note, the Collateral Documents or the Series D Preferred Stock, for any reason (except to the extent permitted by their express terms), any of the Note, the Collateral Documents or the Series D Preferred Stock ceases to be effective or ceases to have the priority lien position required by the terms thereof or by this Agreement or the collateral is no longer available, for any reason.

(k)          Change of Control. There is a Change of Control of Borrower.

(l)          Termination of Business. Borrower or any Loan Party terminates its legal existence or its business or ceases to operate as a going concern.

(m)          Material Adverse Change. Any event or condition in Borrower’s or any Subsidiary’s business, operations or financial condition occurs or exists that has, or in Lender’s judgment, is likely to have, a Material Adverse Effect.

(n)          Charter Amendment; Stock Purchase Agreements.

(i)          The Charter Amendment fails to be approved pursuant to the terms of the Preferred Stock SPA or is rejected, contested, appealed or invalidated in any way, or any action is brought seeking any of the foregoing, and any such action remains undissmissed for a period of thirty (30) days;

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(ii)         Any default by Borrower occurs under the Common Stock SPA or the Preferred Stock SPA or the Common Stock SPA or the Preferred Stock SPA is challenged by Borrower, any Subsidiary or any of their respective officers, directors, shareholders or members;

(iii)        The sale of the Series D Preferred Stock as set forth in the Preferred Stock SPA does not occur within ninety (90) days after the Restatement Date for any reason, including due to a default by the Borrower, or the failure of Borrower to satisfy any condition to closing set forth in Article IV of the Preferred Stock SPA

6.2         Effects of an Event of Default.

(a)          Upon the occurrence and continuation of one or more Events of Default (except a default under either Section 6.1(d) or 6.1(e) hereof), Lender shall have the right to declare the principal of the Loan then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement without presentation, demand or further notice of any kind to Borrower or any Subsidiary and, if applicable, Borrower shall no longer be permitted to obtain the Additional Advance.

(b)          Upon the occurrence and continuation of one or more Events of Default under Section 6.1(d) or 6.1(e) hereof, Lender’s commitments and other obligations hereunder shall be cancelled immediately, automatically and without notice, and the Loan shall become immediately due and payable without presentation, demand or notice of any kind to Borrower or any Subsidiary.

(c)          Borrower, for itself and on behalf of each of its Subsidiaries, hereby waives as a defense to the nonperformance of any obligations under the Loan Documents, the occurrence of unforeseen market conditions such as the dysfunctionality or seizure of the credit markets.

6.3         Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then Lender shall have all of its rights under this Agreement, the Note, the other Loan Documents or otherwise under Law. In addition to, and without limitation of, any rights of Lender under applicable Law, if any Event of Default occurs. Lender may, in its sole discretion, exercise alternately or cumulatively any of the remedies available hereunder or under any other Loan Document securing the indebtedness, or at law or equity. The failure to exercise one or more of such remedies upon the happening of an Event of Default shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same Event of Default or any other Event of Default. Neither the acceptance by Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment, or any negotiation or discussion with Borrower or any Subsidiary, shall constitute a waiver of the right to exercise one or more of such remedies at that time or at any subsequent time or nullify any prior exercise of any remedy, except as and to the extent otherwise provided by Law.

ARTICLE VII. Expenses and Indemnification

7.1         Reimbursement. Borrower shall reimburse Lender promptly upon request by Lender for all of its reasonable expenses including, without limitation, counsel fees and expenses (whether outside or internal), filing fees and recording fees incurred in connection with this Agreement and with any indebtedness subject hereto, for any taxes which Lender or any of Lender’s Affiliate may be required to pay in connection with the execution and delivery of this Agreement, the Note, the Collateral Documents, and/or any other Loan Document for the preparation of any modifications, amendments or renewals thereof, and for any expenses, including counsel fees and expenses (whether outside or internal) incident to the enforcement of any provision of this Agreement, the Note, the Collateral Documents, and/or any other Loan Document, including any filing under applicable Laws relating to or resulting from the ownership (or potential ownership) of shares of common stock in Borrower and also including any filing made on Schedule 13D or Schedule 13G promulgated by the U.S. Securities and Exchange Commission or otherwise in connection with Section 13(d) of the Securities Act of 1934 and Rule 13-3d thereunder.

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7.2         Indemnity. Borrower shall indemnify Lender and its Affiliates, directors, officers, employees, agents and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) result from a claim brought by Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or any Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

ARTICLE VIII. Other

8.1         Notices. Any notice required or permitted to be given under this Agreement or any other Loan Document shall be in writing and either shall be sent by overnight courier service, personally delivered, or sent by U.S. certified or registered mail, to a representative of the receiving party. All such communications shall be sent, delivered or mailed, addressed to the party for whom it is intended at its address set forth below.

If to Borrower or any Subsidiary:	Grandparents.com, Inc. 589 Eighth Avenue, 6th floor New York New York 10018 Facsimile: (646) 654-6106 Attention: Lee Lazarus, Chief Operating Officer

If to Lender:	VB Funding, LLC 190 Farmington Avenue Farmington, CT 06032 Facsimile: (860) 676-8617 Attention: Vincent J. Dowling, Jr.

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Notices and other communications which are sent by overnight courier service or U.S. certified or registered mail or personally delivered shall be deemed to have been given when delivered to the designated address of the representative of the receiving party. Any party may designate a change of address within the United States of America by written notice to the other parties by giving at least ten (10) days prior written notice of such change of address.

8.2         Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

8.3         Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by another written agreement subscribed by duly authorized officers of Borrower and Lender.

8.4         Delays and Omissions. No course of dealing and no delay or omission by Lender in exercising any right or remedy hereunder or with respect to any indebtedness of Borrower to Lender shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Lender may remedy any default by Borrower hereunder or with respect to any other person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of Lender hereunder are cumulative.

8.5         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and assigns, except that (a) Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender, and (b) provided no Default or Event of Default has occurred and is continuing, Lender may not assign or transfer any of its rights hereunder to a Person, other than an Affiliate of Lender, without the prior written consent of Borrower. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.6         Entire Understanding. This Agreement, the Collateral Documents and any other Loan Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations and writings between the parties, including specifically, but without limitation, the application for the Loan, any commitment letter and correspondence related thereto.

8.7         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8         Force Majeure. Borrower agrees that Lender shall not be liable and Borrower will indemnify and hold Lender harmless from and against any error, failure or delay in the performance of any of Lender’s obligations under this Agreement which cause is beyond the control of Lender, including, without limitation, any natural disaster, fire, flood, storm, war, strike, civil unrest, terrorism, error in inoperability of communication equipment or links or power supply, compliance with Laws or governmental order, direction of a jurisdiction or any other circumstances beyond the control of Lender or actions taken by Lender which were reasonably believed by Lender to be taken pursuant to this Agreement.

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8.9         Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5 1401 AND 5 1402.

8.10       Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents, including, without limitation, the Note and the Collateral Documents, shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

8.11       Limitation of Liability. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (but excluding direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any related Loan Documents, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds.

8.12       Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. Borrower agrees that in any legal proceeding, a copy of this Agreement kept in Lender’s course of business may be admitted into evidence as an original.

8.13       Submission to Jurisdiction. BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE (SUBJECT ONLY TO THE LAST SENTENCE OF THIS SECTION 8.14) JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT WILL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

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8.14       Waiver of Venue. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

8.15       Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES HEREIN. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.16       Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER OR SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17       Waiver of Consequential Damages, Etc.. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND BORROWER HEREBY WAIVES, ANY CLAIM AGAINST LENDER OR ANY OTHER INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.18       Confidentiality. All references to Lender or its Affiliates contained in any press release, advertisement, promotional material or other information prepared by Borrower or any Subsidiary must be approved in writing by Lender in advance of issuance and all references to Borrower or its Affiliates contained in any press release, advertisement, promotional material or other information prepared by Lender must be approved in writing by Borrower in advance of issuance. Notwithstanding the foregoing, each of Borrower and Lender retains the right in its sole discretion to disclose this Agreement (including its terms and conditions), as well as the identity of the Borrower or Lender, respectively, as needed to comply with its obligations under applicable Laws, including stock exchange regulations.

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8.19       Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Original Loan Agreement from and after the Restatement Date. From the Initial Funding Date through the day immediately preceding the Restatement Date, the Original Loan was governed by the Original Loan Agreement and, from and after the Restatement Date, the Original Loan, together with the Additional Advance, shall be governed by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement does not constitute a novation, payment and reborrowing or termination of the obligations evidenced by the documents, instruments and other agreements evidencing and governing the Original Loan, including the indebtedness evidenced by the Original Note; and (b) the obligations in respect of the Original Loan are in all respects continuing with only the terms thereof being amended and restated as provided in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be signed by their duly authorized officers as of the date first written above.

Borrower:

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Name: Steve Leber
Title: Chairman & CEO

Lender:

VB FUNDING, LLC

By:	/s/ Vincent J. Dowling, Jr.
Name: Vincent J. Dowling, Jr.
Title: Managing Member

THE UNDERSIGNED JOINS THIS CREDIT AGREEMENT FOR THE SOLE PURPOSE OF GUARANTEEING LENDER’S OBLIGATION TO FUND THE ADDITIONAL ADVANCE PURSUANT TO SECTION 2.3 OF THIS CREDIT AGREEMENT, UPON BORROWER’S SATISFACTION OF ALL CONDITIONS PRECEDENT THERETO, AND FOR NO OTHER PURPOSE.

/s/ Vincent J. Dowling, Jr.
Vincent J. Dowling, Jr.

CREDIT AGREEMENT

Exhibits

Exhibit A -	Form of Loan Notice

Schedules

Schedule 1.1–	Existing Indebtedness

Schedule 1.2 –	Existing Liens

Schedule 3.8(b) –	List of Stock Options

Schedule 3.9 –	List of Litigation and Other Actions

Schedule 3.11(b) –	List of Liens

Schedule 3.11(d) –	List of Leased Real Property

Schedule 3.12 –	Environmental Claims

Schedule 3.13 –	Insurance

Schedule 3.15(a) –	List of Subsidiaries

Schedule 3.15(b) –	List of non-Subsidiary Equity Investments

Schedule 3.19(a) –	List of Intellectual Property

Schedule 3.19(b) –	List of Permits

Schedule 3.25 –	List of Bank Accounts

Schedule 3.27 –	List of Material Contracts

Schedule 4.2 –	List of Use of Proceeds

EXHIBIT A

FORM OF LOAN NOTICE

[LETTERHEAD OF BORROWER]

Date: ____________________________________

To: VB Funding, LLC

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Grandparents.com, Inc., a Delaware corporation (“Borrower”), and VB Funding, LLC.

Borrower hereby requests the Additional Advance:

1.          On [________] (a Business Day); and

2.          In the amount of $______________; and

3.          The proceeds of which are requested to be credited to the following account of Borrower:

Bank:
Address:
ABA:
For Credit To:
Account No.:

Borrower hereby represents and warrants that the conditions specified in Section 2.5 shall be satisfied on and as of the date of such borrowing.

Borrower represents and warrants that each of the representations and warranties set forth in Article III or any other Loan Document was true and correct as of the date hereof, and the undersigned hereby remakes and reaffirms such representations and warranties as of the date hereof. To the extent any such representation or warranty specifically refers to an earlier date, then for purposes of this certificate, such representation and warranty shall be deemed to refer to the date hereof (provided, the representations and warranties contained in subsection (a) of Section 3.8 shall be deemed to refer to the most recent statements furnished pursuant to clause (a), respectively, of Section 4.1).

GRANDPARENTS.COM, INC.

By:
Name:
Title: